Exhibit 11:
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       Computation of shares used in determining net income per share (1)
                             (Dollars in thousands)

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


                                                           Nine months ended             Three Months Ended
                                                             September 30,                  September 30,
                                                     -------------------------------------------------------------
                                                         1995           1996            1995             1996
                                                     ------------- -------------   ------------------------------

Net income                                           $        6,764  $      9,890   $      3,486     $        321
                                                     ============= =============   =============    =============

Weighted average shares outstanding                     22,506,644    28,635,941      22,527,452       28,857,778

Shares issuable based on the treasury stock method:
Options                                                    315,601       675,070         252,328          641,844
Warrants                                                       ---        73,363             ---           73,005
                                                     ------------- -------------   -------------    -------------
                                                        22,822,245    29,384,374      22,779,780       29,572,627
                                                     ============= =============   =============    =============

(1) Fully diluted income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.
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